Exhibit 99.1

Rex Energy Announces 1.00%/8.00% Senior Secured Second Lien Notes Exchange Offer

STATE COLLEGE, Pa., June 1, 2016 (GLOBE NEWSWIRE) — Rex Energy Corporation (Nasdaq: REXX) today announced that it has commenced a registered exchange offer to exchange up to $631,458,573 aggregate principal amount of its 1.00%/8.00% Senior Secured Second Lien Notes due 2020, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for up to $631,458,573 of its outstanding 1.00%/8.00% Senior Secured Second Lien Notes due 2020, which were previously issued in a private placement (the “Private Notes”).

The sole purpose of the exchange offer is to fulfill the Company’s obligations with respect to the registration of the Private Notes. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Private Notes, the Company agreed to file with the Securities and Exchange Commission a registration statement relating to an exchange offer pursuant to which Exchange Notes, containing substantially identical terms to the Private Notes, would be offered in exchange for Private Notes that are tendered by the holders of those notes (the “Exchange Offer”).

The Exchange Offer will expire at 5:00 p.m., New York City time, on June 29, 2016, unless extended. Private Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the prospectus pertaining to the Exchange Offer (the “Exchange Offer Prospectus”).

The terms of the Exchange Offer are contained in the Exchange Offer Prospectus and related letter of transmittal. Requests for assistance or for copies of the Exchange Offer Prospectus and related letter of transmittal should be directed to the exchange agent, Wilmington Savings Fund Society, FSB, 500 Delaware Avenue, Wilmington, DE 19801, facsimile: (302) 421-9137.

This press release shall not constitute an offer to sell any securities or a solicitation of an offer to buy any securities. The Exchange Offer will be made only by means of a written prospectus.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The Company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

CONTACT:	Investor Relations
(814) 278-7130
InvestorRelations@rexenergycorp.com